Exhibit 5.1

Deloitte LLP 2800 – 1055 Dunsmuir Street 4 Bentall Centre P.O. Box 49279 Vancouver BC V7X 1P4 Canada Tel: 604-669-4466 Fax: 778-374-0496 www.deloitte.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated March 25, 2015, relating to the consolidated financial statements of MAG Silver Corp. and subsidiaries (“MAG Silver”) appearing in the Annual Report on Form 40–F of MAG Silver for the year ended December 31, 2014, and to the reference to us under the heading “Interest of Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada

January 19, 2016